AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This AMENDMENT NO. 1 TO RIGHTS AGREEMENT dated as of November 28, 2005 (this "AMENDMENT"), is entered into by and between NEUBERGER BERMAN REAL ESTATE INCOME FUND INC., a Maryland corporation (the "COMPANY"), and THE BANK OF NEW YORK, as Rights Agent (the "RIGHTS AGENT").

                                    RECITALS:

     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of September 1, 2005 (the "RIGHTS AGREEMENT");

     WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may from time to time supplement or amend the Rights Agreement, without the approval of any holders of Rights; and

     WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. EFFECT OF AMENDMENT. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

     2. CAPITALIZED TERMS. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

     3. AMENDMENT TO SECTION 1. The following sentence is to be added at the end of the definition of "Acquiring Person" in Section 1(a) of the Rights
Agreement:

         Furthermore, notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such as a result of being the Beneficial Owner of a DE MINIMUS number of Common Shares of the Company in excess of 11.5% of the Common Shares of the Company then outstanding, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement until such time as the Board of Directors of the Company determines in good faith that the aggregate number of Common Shares beneficially owned by such Person in excess of 11.5% of the Common Shares of the Company then outstanding exceeds a DE MINIMUS number.


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     4.   EFFECTIVE DATE. This Amendment is effective as of November 28, 2005.

     5. GOVERNING LAW. This Amendment shall be interpreted and construed in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York.

     6. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     7. DESCRIPTIVE HEADINGS. Descriptive headings hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.


Attest:                                NEUBERGER BERMAN REAL ESTATE
                                       INCOME FUND INC.

By: /s/ Monica Moser                   By: /s/ Robert Conti
    ----------------------                 ---------------------------------
    Name: Monica Moser                  Name:  Robert Conti
                                        Title: Vice President



Attest:                                THE BANK OF NEW YORK


By: /s/ Kevin Shinkunas                By: /s/ Margaret Sullivan
    ----------------------                 ---------------------------------
    Name: Kevin Shinkunas                  Name: Margaret Sullivan
                                           Title: Vice President